Exhibit 99.1

Quality Distribution, Inc. Announces Fourth Quarter and Year End 2011 Results

— Company Reports Fourth Quarter 2011 GAAP Net Income of $0.22 per Diluted Share —

— Q4 2011 Adjusted Earnings of $0.15 per Diluted Share Up Over 100% versus Q4 2010 —

— Quality Achieves Record Full Year 2011 Adjusted EBITDA of $74.2 million —

— Energy Logistics Revenue of $9.8 Million in Fourth Quarter —

— Greensville Transport Company Acquired —

TAMPA, FL – February 28, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates within North America, the largest chemical bulk tank truck network, a frac shale energy logistics business, and is the largest provider of intermodal tank container and depot services, today reported net income of $5.5 million, or $0.22 per diluted share, for the fourth quarter ended December 31, 2011, compared to a net loss of $10.7 million, or $(0.51) per diluted share, in the fourth quarter ended December 31, 2010. Net income for the year ended December 31, 2011 was $23.4 million, or $0.96 per diluted share compared to a net loss of $7.4 million, or $(0.36) per diluted share, for 2010.

After applying a normalized tax rate of 39%, adjusted net income for the fourth quarter of 2011 was $3.8 million, or $0.15 per diluted share, compared to adjusted net income of $1.3 million, or $0.06 per diluted share, for the same quarter in 2010. Adjusted net income for the fourth quarter of 2010 was derived by excluding $9.1 million of charges associated with the Company’s debt refinancing, $3.2 million of pre-tax restructuring charges, and $0.7 million of costs associated with an unconsummated stock offering, and then applying a normalized tax rate of 39%. The Company presents adjusted net income to neutralize the effect of the Company’s net operating loss and other tax credit carryforwards on after-tax earnings, and to exclude certain items it does not consider to be part of regular operating activities. A reconciliation of net income (loss) to adjusted net income is included in the attached financial exhibits.

The significant improvement in adjusted net income for the fourth quarter of 2011 versus the prior-year period was driven by a solid increase in operating income resulting from increased energy market revenue and profitability, enhanced earnings at Boasso, reduced maintenance expense and lower insurance costs. Additionally, interest expense declined 28.1% versus the prior year period, due primarily to the retirement of high-cost 2013 PIK Notes.

“I am very pleased with the Company’s growth in earnings this quarter versus the fourth quarter of last year,” said Gary Enzor, Chief Executive Officer. “The typical sequential decline in fourth quarter revenues was more than offset by improvements in certain cost areas, and by new and profitable energy logistics business. During the fourth quarter, we continued our expansion beyond the Marcellus Shale and began hauling oil in the Eagle Ford Shale. We are focused on exploring additional opportunities in these and other shale regions, including potential acquisitions, as we believe this market will continue to be a significant driver of our future growth.”

Total revenue for the fourth quarter ended December 31, 2011 was $178.8 million, an increase of 7.8% versus the same quarter last year. Excluding fuel surcharges, revenue for the fourth quarter of 2011 increased 3.8% compared to the prior year quarter. This quarter-over-quarter increase in revenue of $5.5 million (excluding fuel surcharges) was driven primarily by $9.7 million of revenues from the Company’s new energy logistics business and a $2.2 million increase in intermodal revenues, partially offset by $6.4 million of lower revenues in the chemical logistics business. While the Company successfully completed the installation of electronic on-board recorders (“EOBRs”) within its U.S. chemical logistics network, this initiative continued to adversely impact driver turnover during the fourth quarter, which constrained volumes within the chemical logistics business.

Operating income for the fourth quarter of 2011 was $13.3 million, which includes an insurance premium refund of $1.1 million and increased environmental expense of $0.7 million. Operating income for the fourth quarter of 2010 was $7.0 million, and included a restructuring charge of $3.2 million. Excluding these items, fourth quarter operating income increased $2.7 million, or 26.5%, versus the prior year period.

Adjusted EBITDA for the fourth quarter of 2011 was $17.9 million, up 22.0% versus the comparable prior year quarter, driven primarily from the new energy logistics business, improved intermodal results, and lower insurance and other costs. A reconciliation of net income (loss) to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “Our multifaceted growth strategy is delivering positive results. In the fourth quarter of 2011, we completed the acquisition of Greensville, which provides a strong new market for our intermodal business, and we added a new energy business affiliate to service the Eagle Ford shale. With the U.S. EOBR implementation now complete, we are looking forward to getting our chemical logistics business back on track, and we are well-positioned to capitalize on organic and external growth opportunities in 2012.”

Full Year 2011 Results

Total revenue for the year ended December 31, 2011 was $746.0 million, an increase of 8.6% versus the same period last year. Excluding fuel surcharges, revenue increased 3.7% for the full year compared to the prior year primarily driven by new energy logistics revenues of $30.4 million.

Operating income for the year ended December 31, 2011 was $57.7 million, which includes the insurance premium refund and increased environmental expense noted above, and a restructuring credit of $0.5 million. Operating income for the year ended December 31, 2010 was $36.7 million, which includes a restructuring charge of $7.8 million.

Adjusted net income for the year ended December 31, 2011 was $17.1 million, or $0.70 per diluted share, up more than 100% versus the prior year period, and adjusted EBITDA for the year ended December 31, 2011 was a record $74.2 million, up 18.3% versus the comparable prior year period. These improvements were driven primarily from the new energy logistics business, improved intermodal results, and lower insurance and other costs. A reconciliation of net income (loss) to adjusted net income and adjusted EBITDA is included in the attached financial exhibits.

New Segment Reporting

In connection with the Company’s entry into the gas and oil frac shale energy market in 2011, a new segment for financial reporting purposes was identified during the fourth quarter of 2011, to better distinguish logistics services to the energy markets from logistics services to the chemical markets based upon how these businesses are managed.

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 29 independent affiliates, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water and oil for the energy logistics markets, primarily through 2 independent affiliates; and

•

Intermodal, which consists solely of Boasso and Greensville’s International Organization for Standardization or intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

Significant Transactions and Other

On November 1, 2011, Boasso, a wholly-owned subsidiary of Quality, completed its previously announced acquisition of Greensville Transport Company (“Greensville”). The purchase price was $8.6 million, paid in cash, with an additional $0.5 million to be paid in cash, contingent upon Greensville meeting certain future operating performance criteria.

Availability under the Company’s asset-based lending facility, which was entered into on August 19, 2011, was $82.3 million at December 31, 2011, an increase of $2.7 million versus December 31, 2010. As previously reported, the facility provided enhanced borrowing base formulas, and was utilized in the fourth quarter for the Greensville acquisition and normal debt service requirements.

Operating cash flow for the year ended December 31, 2011 was $35.4 million, an increase of $14.3 million, or 67.8%, versus the same period last year. Net capital expenditures for the year ended December 31, 2011 were $21.9 million, of which $12.6 million were for energy equipment.

“We continue to generate strong free cash flow, and our capital structure improvements have provided us the platform to pursue acquisitions and invest in our energy business,” said Joe Troy, Chief Financial Officer. “We are currently investing in multiple shales within our energy business, which have attractive return profiles and allow us to diversify our customer base. We remain focused on various internal and external opportunities to deploy capital that will enhance shareholder value.”

Quality will host a conference call for investors to discuss these results on Wednesday, February 29, 2012 at 10:00 a.m. Eastern Time. The toll free dial-in number is 877-719-9791; the toll number is 719-325-4779; the passcode is 2164362. A replay of the call will be available through March 29, 2012, by dialing 888-203-1112; passcode: 2164362. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services for fresh water, disposal water and oil hauling, serving the gas and oil frac shale energy markets through its wholly owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; our ability to execute plans to profitably operate in the energy logistics markets, our success in entering new markets; adverse weather conditions; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
OPERATING REVENUES:
Transportation	$122,728	$117,380	$517,780	$498,446
Service revenue	28,070	27,917	110,588	107,474
Fuel surcharge	27,952	20,468	117,583	80,678

Total operating revenues	178,750	165,765	745,951	686,598

OPERATING EXPENSES:
Purchased transportation	122,429	114,025	522,866	471,792
Compensation	15,686	14,584	61,098	57,563
Fuel, supplies and maintenance	14,546	13,646	51,102	54,367
Depreciation and amortization	3,943	3,765	14,413	16,004
Selling and administrative	5,702	4,219	21,647	19,339
Insurance costs	2,501	3,859	14,042	15,546
Taxes and licenses	474	530	2,211	2,218
Communications and utilities	678	811	2,732	4,119
(Gain) loss on disposal of property and equipment	(470)	145	(1,318)	1,136
Restructuring costs (credit)	—	3,190	(521)	7,779

Total operating expenses	165,489	158,774	688,272	649,863

Operating income	13,261	6,991	57,679	36,735

Interest expense	7,279	10,129	29,497	36,170
Interest income	(151)	(147)	(585)	(622)
Write-off of debt issuance costs	—	7,391	3,181	7,391
Other (income) expense	(36)	567	214	791

Income (loss) before income taxes	6,169	(10,949)	25,372	(6,995)
Provision for (benefit from) income taxes	693	(268)	1,941	411

Net income (loss)	$5,476	$(10,681)	$23,431	$(7,406)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.23	$(0.51)	$1.01	$(0.36)

Diluted	$0.22	$(0.51)	$0.96	$(0.36)

Weighted average number of shares
Basic	23,519	20,918	23,088	20,382
Diluted	24,667	20,918	24,352	20,382

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$4,053	$1,753
Accounts receivable, net	90,567	80,895
Prepaid expenses	7,849	6,911
Deferred tax asset	4,048	3,848
Other	3,858	4,891

Total current assets	110,375	98,298
Property and equipment, net	125,892	113,419
Goodwill	31,344	27,023
Intangibles, net	18,471	16,924
Other assets	16,313	15,671

Total assets	$302,395	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$4,139	$3,991
Current maturities of capital lease obligations	5,261	4,572
Accounts payable	7,571	7,200
Independent affiliates and independent owner-operators payable	9,795	11,059
Accrued expenses	25,327	24,363
Environmental liabilities	3,878	3,687
Accrued loss and damage claims	8,614	8,471

Total current liabilities	64,585	63,343

Long-term indebtedness, less current maturities	293,823	300,491
Capital lease obligations, less current maturities	3,840	8,278
Environmental liabilities	6,222	7,255
Accrued loss and damage claims	9,768	10,454
Other non-current liabilities	30,342	26,060

Total liabilities	408,580	415,881

Redeemable noncontrolling interest	—	1,833

SHAREHOLDERS’ DEFICIT
Common stock	393,859	371,288
Treasury stock	(1,878)	(1,593)
Accumulated deficit	(278,543)	(301,974)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(31,381)	(26,194)
Stock purchase warrants	1,347	1,683

Total shareholders’ deficit	(106,185)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$302,395	$271,335

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

In connection with the Company’s entry into the gas and oil frac shale energy market in fiscal 2011, a new segment for financial reporting purposes was identified during the fourth quarter of 2011, to better distinguish logistics services to the energy markets from logistics services to the chemical markets based upon how these businesses are managed. The previous logistics segment was renamed Chemical Logistics.

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 29 independent affiliates, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water and oil for the energy logistics markets, primarily through 2 independent affiliates; and

•

Intermodal, which consists solely of Boasso and Greensville’s International Organization for Standardization or intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Year Ended December 31, 2011
	Chemical	Energy
	Logistics	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$429,769	$29,432	$58,579	$517,780
Service revenue	67,414	1,006	42,168	110,588
Fuel surcharge	103,487	64	14,032	117,583

Total operating revenues	$600,670	$30,502	$114,779	$745,951

Segment revenue % of total revenue	80.5%	4.1%	15.4%	100.0%
Segment operating income*	$48,444	$3,081	$18,728	$70,253
Depreciation & amortization	10,418	785	3,210	14,413
Other income	(1,684)	—	(155)	(1,839)

Operating income	$39,710	$2,296	$15,673	$57,679

	Year Ended December 31, 2010
	Chemical	Energy
	Logistics	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$442,576	—	$55,870	$498,446
Service revenue	70,470	—	37,004	107,474
Fuel surcharge	72,053	—	8,625	80,678

Total operating revenues	$585,099	—	$101,499	$686,598

Segment revenue % of total revenue	85.2%	—	14.8%	100.0%
Segment operating income*	$44,791	—	$16,863	$61,654
Depreciation & amortization	13,033	—	2,971	16,004
Other expense	8,901	—	14	8,915

Operating income	$22,857	—	$13,878	$36,735

Summarized segment operating results by quarter for 2011 are as follows (in thousands):

	Three Months Ended December 31, 2011
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$99,146	$9,099	$14,483	$122,728
Service revenue	16,847	623	10,600	28,070
Fuel surcharge	24,407	64	3,481	27,952

Total operating revenues	140,400	9,786	28,564	178,750

Segment revenue % of total revenue	78.5%	5.5%	16.0%	100.0%

Segment operating income*	11,249	1,539	3,946	16,734
Depreciation & amortization	2,668	457	818	3,943
Other income	(338)	—	(132)	(470)

Operating income	$8,919	$1,082	$3,260	$13,261

	Three Months Ended September 30, 2011
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$107,693	$18,341	$14,940	$140,974
Service revenue	16,981	306	10,851	28,138
Fuel surcharge	26,428	—	3,758	30,186

Total operating revenues	151,102	18,647	29,549	199,298

Segment revenue % of total revenue	75.8%	9.4%	14.8%	100.0%

Segment operating income*	12,080	1,224	5,384	18,688
Depreciation & amortization	2,518	287	795	3,600
Other income	(145)	—	(53)	(198)

Operating income	$9,707	$937	$4,642	$15,286

	Three Months Ended June 30, 2011
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$112,318	$1,992	$15,087	$129,397
Service revenue	17,078	77	10,487	27,642
Fuel surcharge	29,014	—	3,940	32,954

Total operating revenues	158,410	2,069	29,514	189,993

Segment revenue % of total revenue	83.4%	1.1%	15.5%	100.0%

Segment operating income*	14,333	318	4,735	19,386
Depreciation & amortization	2,537	41	800	3,378
Other (income) expense	(954)	—	23	(931)

Operating income	$12,750	$277	$3,912	$16,939

	Three Months Ended March 31, 2011
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$110,612	$—	$14,069	$124,681
Service revenue	16,508	—	10,230	26,738
Fuel surcharge	23,638	—	2,853	26,491

Total operating revenues	150,758	—	27,152	177,910

Segment revenue % of total revenue	84.7%	0.0%	15.3%	100.0%

Segment operating income*	10,782	—	4,663	15,445
Depreciation & amortization	2,695	—	797	3,492
Other (income) expense	(247)	—	7	(240)

Operating income	$8,334	$—	$3,859	$12,193

Summarized segment operating results for the three months ended December 31, 2010 are as follows (in thousands):

	Three Months Ended December 31, 2010
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$104,253	$—	$13,127	$117,380
Service revenue	18,137	—	9,780	27,917
Fuel surcharge	18,361	—	2,107	20,468

Total operating revenues	140,751	—	25,014	165,765

Segment revenue % of total revenue	84.9%	0.0%	15.1%	100.0%

Segment operating income*	10,336	—	3,755	14,091
Depreciation & amortization	2,970	—	795	3,765
Other expense (income)	3,342	—	(7)	3,335

Operating income	$4,024	$—	$2,967	$6,991

*	Segment operating income excludes Depreciation and amortization, (Gain) loss on disposal of property and equipment, and Restructuring costs (credit)

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Year Ended December 31, 2011 and 2010

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in the fourth quarter of 2010, write-off of debt issuance costs, write-off unconsummated stock offering costs, and excess interest from debt refinancing.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in 2010, write-off of debt issuance costs, write-off of unconsummated stock offering costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net income (loss)	$5,476	$(10,681)	$23,431	$(7,406)

Net income (loss) per common share:
Basic	$0.23	$(0.51)	$1.01	$(0.36)

Diluted	$0.22	$(0.51)	$0.96	$(0.36)

Weighted average number of shares:
Basic	23,519	20,918	23,088	20,382
Diluted	24,667	20,918	24,352	20,382

Reconciliation:

Net income (loss)	$5,476	$(10,681)	$23,431	$(7,406)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	693	(268)	1,941	411
Write-off of debt issuance costs	—	7,391	3,181	7,391
Restructuring costs (credit)	—	3,190	(521)	7,779
Costs associated with unconsummated stock offering	—	735	—	735
Excess interest from debt refinancing	—	1,728	—	1,728

Adjusted income before income taxes	6,169	2,095	28,032	10,638
Provision for income taxes at 39%	2,406	817	10,932	4,149

Adjusted net income	$3,763	$1,278	$17,100	$6,489

Adjusted net income per common share:
Basic	$0.16	$0.06	$0.74	$0.32

Diluted	$0.15	$0.06	$0.70	$0.30

Weighted average number of shares:
Basic	23,519	20,918	23,088	20,382
Diluted	24,667	22,020	24,352	21,684

EBITDA and Adjusted EBITDA:	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net income (loss)	$5,476	$(10,681)	$23,431	$(7,406)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	693	(268)	1,941	411
Depreciation and amortization	3,943	3,765	14,413	16,004
Interest expense, net	7,128	9,982	28,912	35,548

EBITDA	17,240	2,798	68,697	44,557

Write-off of debt issuance costs	—	7,391	3,181	7,391
Restructuring costs (credit)	—	3,190	(521)	7,779
Costs associated with unconsummated stock offering	—	735	—	735
Non-cash stock-based compensation	669	568	2,874	2,273

Adjusted EBITDA	$17,909	$14,682	$74,231	$62,735